Exhibit 99.1

Colony Bankcorp, Inc. Announces Full Redemption of Preferred Stock

FITZGERALD, Ga., March 31, 2017 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) today announced redemption of 9,360 shares of its Cumulative Perpetual Preferred Stock ($1,000 Par Value).  Total principal payment will be $9,360,000 and leave the company with no preferred shares outstanding.  In addition to cash on hand, the company secured a short term note of $5,000,000 in order to fully redeem the preferred stock.   This action was in concurrence with both Georgia Department of Banking and Finance and Federal Reserve Bank of Atlanta. “This will be immediately accretive to EPS,” said Ed Loomis, President and Chief Executive Officer.  “This transaction enhances shareholder value as we have eliminated TARP funds originally on our books for $28 million that most recently had a dividend rate of nine percent.”

CONTACT:
Terry L. Hester
Chief Financial Officer
(229) 426-6000 (ext. 6002)